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                              (LETTERHEAD)

                                                         June 3, 1998
BOARD OF DIRECTORS
CGB&L FINANCIAL GROUP, INC.
229 East South Street
P.O. Box 680
Cerro Gordo, Illinois  61818

     RE:  REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

     We have acted as counsel to CGB&L Financial Group, Inc., a Delaware corporation (the "Company") in connection with the Company's filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the "Registration Statement")relating to the proposed subscription offering, community offering and syndicated community offering (the "Offerings") of up to 126,500 shares of the Company's common stock, par value $.01 per share (the "Shares"), (145,475 shares if the Estimated Valuation Range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

     As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Shares, when sold in the manner set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm contained therein under "Legal and Tax Opinions."

                              Sincerely,

                              HOWARD & HOWARD ATTORNEYS, P.C.


                              THEODORE L. EISSFELDT

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